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                                 Exhibit 99.1

                                 RISK FACTORS


  We have an unproven business model and limited experience in providing Internet services, which makes our business prospects difficult to evaluate.

     We did not begin our Internet access business until November 1998, and did not begin offering other Internet services until April 1999. In addition, we did not launch our free Tutopia service until February 2000. Our business model is still in development and our limited experience in providing Internet services and limited historical operating data make our business and prospects difficult to evaluate. In addition, the free access model is unproven and a number of other businesses in the United States offering free Internet access have failed. Offering free Internet access in Latin America could have a material impact on our revenues because current Unete users who pay for their Internet service may shift to free access through Tutopia. You must consider our business and prospects in light of the substantial risks, expenses and difficulties typically encountered by companies in new and rapidly evolving industries such as ours. We may not adequately address these risks and, if we do not, we may not be able to implement our business plan as we intend.

  We have never made money providing Internet services and expect our losses to continue.

     Although we have experienced revenue growth from continuing operations from quarter to quarter, we have incurred net losses and experienced negative cash flow from continuing operations during those quarters. We expect to continue to operate at a net loss and to experience negative cash flow, as the expansion and integration of our Latin America network operations and the development of our free access model continues. We can give no assurance that we will be able to achieve or sustain profitability or sustain positive cash flow in the foreseeable future. Our operating results may fluctuate in the future as a result of a variety of factors, some of which are outside our control. These factors, include, among others:

          .    general economic conditions and specific economic conditions in the Internet infrastructure and access industry and in Latin America;

          .    user demand for Internet services;

          .    capital expenditures and other costs relating to the expansion of operations of our network;

          .    the mix of services that we and our competitors sell or offer without charge and the mix of channels through which those services are sold or offered without charge;

          .    pricing changes and new product and service introductions by our competitors and us;

          .    delays in obtaining sufficient supplies of sole or limited source equipment and telecom facilities; and

          .    potential adverse regulatory developments.

     As a strategic response to a changing competitive environment, we may elect from time to time to make pricing, service or marketing decisions that could have a material adverse effect on our business, results of operations and financial condition.

  We may not be able to successfully implement our business strategy.

     We seek to create a market presence internationally and to gain strength in Internet connectivity and web hosting core service platforms and other enhanced service capabilities. Part of our business strategy is to focus our Internet business on Latin American markets. We can give no assurance that acceptance of the Internet or demand for Internet connectivity, web hosting and other enhanced Internet services will increase significantly in these markets. We believe that we need to move quickly into Latin American markets in order to establish critical market presence and credibility, though we may not be able to do so. In addition, we face certain risks inherent in doing business on an international level. Such risks include:

          .    competition from government-owned or subsidized businesses, including telecommunication companies and ISPs;

          .    unexpected changes in or delays resulting from regulatory, licensing and foreign investment requirements, tariffs, customs, duties and other trade barriers;

          .    difficulties in staffing and managing foreign operations;

          .    longer payment cycles and problems in collecting accounts
     receivable;

          .    political instability, expropriation, nationalization, war, insurrection and other political risks;

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          .    high levels of inflation, fluctuations in currency exchange rates or foreign exchange controls which restrict or prohibit repatriation of funds;

          .    poor quality of telecommunications and lack of technological advances;

          .    technology export and import restrictions or prohibitions; and

          .    potentially adverse tax consequences.

     We can give no assurance that such factors will not have an adverse effect on our future operations.

     Our success depends in part upon our ability to continue to create and enhance an Internet network infrastructure that covers significant regions of Latin American countries. Our primary strategy for creating the necessary infrastructure is to acquire ISPs that have network elements, qualified personnel and/or an existing subscriber base and, in certain countries, to develop new ISPs. We also anticipate that expansions and adaptations of our network infrastructure will be necessary to supplement our acquisition strategy. This will require substantial financial, operational and managerial resources. We face and may continue to face significant competition for appropriate acquisition candidates. We may compete with other communications or Internet companies with similar acquisition strategies, many of which may be larger, have greater financial and other resources and be owned or partially-owned by foreign governments. Competition for independent ISPs is based on a number of factors, including price, terms and conditions, size and access to capital, ability to offer cash, stock or other forms of consideration and other matters. We can give no assurance that we will be able to identify suitable ISPs or be able to complete any acquisitions of or investments in those targeted ISPs on acceptable terms and conditions. We may not be able to acquire and develop the network infrastructure in Latin America necessary to compete successfully with the industry's evolving standards on a timely or cost-effective basis, or at all. Also, we may not be able to deploy successfully an expanded network infrastructure. Failure to continue to create a successful infrastructure may materially adversely affect our business and operating results.

     Because we do not charge our Tutopia users fees for Internet access and e-mail services, we will depend primarily on our ability to generate advertising revenues to support our Tutopia business. Therefore, if we fail to generate sufficient advertising revenues, we may not be able to support our Tutopia operations. We intend to generate Tutopia revenues from a variety of different arrangements including sales of targeted and untargeted banner advertising, sponsorships and referrals to third party web sites. Because we have very limited experience structuring, marketing, and pricing these types of arrangements, we do not know if we are appropriately structuring, pricing, or marketing these arrangements, or whether we will perform under these arrangements to the satisfaction of other parties. The success of some of these arrangements will depend on our ability to effectively target Tutopia users based on demographic and other information. We may encounter legal, technical, and other limitations on this ability, including problems associated with the accuracy of the information provided by our users, which we do not verify or update. Under our marketing arrangement with Spinway, a prominent advertising and navigation banner referred to as the persistent ad box will be displayed on our users' computer screens at all times while they are connected to the Web. Some users may find the persistent ad box intrusive and that it interferes with their use of the service. Competitors may introduce free Internet access that does not contain similar persistent advertising. If subscribers are not willing to use our services because of the persistent ad box, or if competitors introduce free Internet access without persistent advertising, then we may not be able to retain users of our free Tutopia service and our ability to attract advertisers may be harmed. In addition, competition for Internet-based advertising revenues is intense and the amount of available standard banner advertising space on the Internet is increasing rapidly. These factors are causing Internet advertising rates to decline, and it is possible that rates will continue to decline in the future. Our competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, strategic partners, advertisers and Web publishers. Further, there are no widely accepted standards for measuring the effectiveness of advertising on the Internet. Therefore, the demand and market acceptance for this type of advertising is uncertain. If the industry does not develop standard measurements to support and promote online service and Internet advertising, existing advertisers may not maintain their current levels of spending for this type of advertising and prospective advertisers may be reluctant to advertise on the Internet. Some new users use the Internet only as a novelty and do not become consistent users of Internet services and, therefore, may be less likely to continue using our service. If we are not able to demonstrate to our advertisers that our registered Tutopia users are actively using our service, advertisers may choose not to advertise with us or may be unwilling to pay our advertising rates, and our advertising revenues could be materially and adversely affected. In light of all of these factors, we cannot assure you that we will be able to attract sufficient advertising revenues to support our operations.

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  We face certain risks associated with our acquisitions and will need to expend significant time and resources to integrate acquired ISPs into our company and manage our growth

     The acquisitions of ISPs that we have made present and will continue to present certain risks, including:

          .    the difficulty of integrating the acquired operations, technology and personnel;

          .    the possible inability of our management to maximize our
     financial and strategic position by the successful incorporation of acquired technology and products into our service offerings and to maintain uniform standards, controls, procedures and policies;

          .    the possible acquisition of substantial contingent or undisclosed liabilities;

          .    the risks of entering markets in which we have little or no direct prior experience; and

          .    the potential impairment of relationships with employees and customers as a result of changes in management or other business operations.

     We may not be successful in overcoming these risks or any other problems encountered in connection with acquisitions. In addition, future acquisitions could materially adversely affect our operating results as a result of dilutive issuances of equity securities, the incurrence of additional debt or the amortization of expenses related to acquired customer bases, goodwill or other intangible assets. As with each of our recent acquisitions, the purchase price of many of the businesses that might become attractive acquisition candidates for us likely will significantly exceed the fair values of the net assets of the acquired businesses. As a result, material goodwill and other intangible assets would be required to be recorded which would result in significant amortization charges in future periods.

     Our rapid growth has placed a strain on our administrative, operational and financial resources and has increased demands on our systems and controls. We have completed over 20 investments in acquisitions of companies during 1999 and 2000. The process of consolidating acquired ISPs and integrating our regional operations may take a significant period of time, may place a significant strain on our resources, and could prove to be more expensive than predicted. We may be required to increase current expenditures in order to accelerate the integration and consolidation of our ISPs with the goal of achieving longer-term cost savings and improved profitability. These expenses may include the following, among others: severance expenses related to the elimination of redundant staffing positions; personnel relocation; termination fees related to the cancellation of overlapping Internet access contracts; the closure of redundant points of presence; system upgrades; and the integration of these ISPs' operations onto our network, customer care, billing, financial and other international support systems. We cannot assure you that we will be able to integrate these companies successfully or in a timely manner. In addition, we cannot assure you that our existing operating and financial control systems and infrastructure will be adequate to maintain and effectively monitor future growth. We have limited practical experience related to the process of consolidating ISPs and therefore can give no assurance that long-term cost savings and improvements in profitability can or will be realized.

  You should not rely on our quarterly operating results as an indication of our future results because they are subject to significant fluctuations. We may also fail to meet or exceed the expectations of securities analysts or investors, causing our stock price to decline.

     Our future revenues and results of operations may fluctuate significantly from quarter to quarter due to various factors, including:

          .    the start-up nature of our business;

          .    our acquisition and growth strategy; and

          .    promotional activities by us and our competitors which could cause heavier Internet usage in some periods.

     Accordingly, you should not rely on quarter to quarter comparisons of our results of operations as an indication of our future performance. In addition, if our results of operations in future periods are below the expectations of securities analysts or investors, the trading price of our common stock could decline substantially.

  We may need additional financing, which we may not be able to obtain

     We must continue to develop and upgrade our network in order to maintain our competitive position and continue to meet the increasing demands for service, quality, availability and competitive pricing. We intend to expand or open points of presence or make other capital investments as dictated by subscriber demand or strategic considerations. We must spend significant amounts of money for, among other things, leased telecommunications facilities, compensation expenses and marketing. In addition, we expect to spend significant amounts of money on new equipment to maintain the high speed and reliability of our Internet

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access and enhanced value-added services. We also will be required to spend significant amounts to fund growth, continuing operating losses and unanticipated developments or competitive pressures.

     Presently, in addition to Internet revenues, we derive funds from the contingent earn-out payments from the sale of assets of our discontinued operations. In connection with the sale of E.D.& F. Man International, Inc., the amount of future contingent earn-out payments, if any, will depend on the future profitability of that business. The percentage earn-out decreases over the remainder of the payment period, which ends on December 31, 2001. In connection with the IFX Ltd. sale, the amount of the contingent earn-out payments depends upon the profitability of the business that was sold over the remainder of the payment period, which ends on June 30, 2002. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." We can give no assurance that such payments will continue at their current levels.

  We may not be able to compete effectively against our competitors, many of whom have greater experience in providing Internet services or have greater financial resources

     The market for Internet connectivity and enhanced value-added services for small and medium sized businesses in Latin America is extremely competitive and characterized by rapidly changing technology and evolving standards which can be significantly influenced by the marketing and pricing decisions of the largest industry participants. We anticipate that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet access and services market for small and medium sized businesses has attracted and likely will continue to attract many new start-ups as well as existing businesses, from different industries. In addition, while we have begun to pursue the free ISP model in which users do not pay for connectivity service, other companies which pursue this model still pose a significant risk to us.

     In some cases, we will be forced to compete with or buy services from government-owned or subsidized telecommunications providers. Some of these providers may enjoy a monopoly on telecommunications services essential to our business or other competitive advantages. We may not be able to purchase such services at a reasonable price or at all. In addition, foreign competitors may possess a better understanding of their local markets and customs, and enjoy better relationships with customers and suppliers. We can give no assurance that we can obtain similar levels of local knowledge, access or expertise. Failure to obtain that knowledge could place us at a significant competitive disadvantage.

     We currently compete or expect to compete with the following types of companies:

          .    established national ISPs in Latin America;

          .    computer hardware and software and other technology companies that will start bundling Internet access and other services in their products;

          .    numerous regional and local commercial ISPs which vary widely in quality, service offerings, and pricing;

          .    national and regional Web hosting companies that focus primarily on providing Web hosting services;

          .    cable operators and on-line cable services;

          .    local telephone companies providing ISP services; and

          .    other free ISPs that may enter the market.

     We believe that new competitors, including established ISP and telecommunications companies, will continue to enter the Internet access market, resulting in even greater competition. In addition, telecommunications companies may be able to offer small and medium sized business customers reduced communications costs in connection with ISP services, reducing the overall cost of their Internet access and enhanced value-added services and significantly increasing pricing pressures on us. The ability of our competitors to acquire other ISPs, to enter into strategic alliances or joint ventures or to bundle other services and products with Internet access or Web hosting could also put us at a significant competitive disadvantage.

  Concerns about computer viruses, confidentiality of information on the Internet and the security of electronic commerce transactions may reduce the use of our network and impede our growth

     Although we have updated and will continue to update certain network security measures, such as limiting physical and network access to our routers, the network's infrastructure is potentially vulnerable to computer viruses, break-ins and similar disruptive problems caused by our customers or other Internet users, which could lead to interruptions of, delays in or cessation of service to our customers. Computer viruses may cause our systems to incur delays or other service interruptions. In addition, the inadvertent transmission of computer viruses could expose us to a material risk of loss or litigation and possible liability.

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Furthermore, inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of our customers and, in turn, could deter potential customers and adversely affect existing customer relationships. Any of these problems could materially adversely affect our business, financial condition and results of operations.

  Our subscribers may discontinue their service at the end of any month for any reason

     In general, we do not sign long-term service agreements with our subscribers, who may discontinue their service at the end of any month for any reason. Our revenues from providing Internet services will depend on our ability to attract and retain such subscribers.

  We rely on third parties to stimulate demand for our products and services

     We rely on third parties to stimulate demand for our products and services. These third parties may include computer and telecommunications resellers, value added resellers, original equipment manufacturers, systems integrators, web designers and advertising agencies. If we fail to gain commercial acceptance in certain markets, these third parties may discontinue their relationships with us. The loss of these third parties, the failure of them to perform under agreements with us, or the inability to attract other channel partners with the expertise and industry experience required to market our products and services could materially adversely affect our operating results.

  We will not be able to attract users if we do not continually enhance and develop the features of our network and our software

     The market for Internet access and other Internet services is relatively new and characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new product and service introductions. Our future success will depend, in part, on our ability to effectively use leading technologies, to continue to develop and improve our technical expertise, to enhance our current services, to develop new products and services that meet changing customer needs, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis. In addition, our future success also depends on our ability to obtain the equipment necessary to expand our network or maintain the quality of our network. We may be unsuccessful in accomplishing any of these tasks and new technologies or enhancements may not achieve market acceptance. We believe that our ability to compete successfully also depends upon the continued compatibility and interoperability of our services with products and architectures offered by various third party vendors. We can give no assurance that we will be able to effectively address the compatibility and interoperability issues raised by technological changes or new industry standards. In addition, we can give no assurance that services or technologies developed by others will not render our services or technology uncompetitive or obsolete. Our failure to maintain the most current and up to date equipment and software for Internet connectivity and network infrastructure could impede our ability to obtain new subscribers, which could materially adversely affect our business, financial condition or results of operations.

  Our business growth will suffer if key personnel leave IFX and if we are unable to hire and retain other key personnel

     Competition for qualified employees and personnel in the Internet services industry is intense and there are a limited number of people with knowledge of and experience in the Internet service industry, especially in the Latin American market. The process of locating personnel with the combination of skills and attributes required to carry out our strategies may often be lengthy. Our success depends to a significant degree on our ability to attract and retain qualified executive, management, technical, marketing and sales personnel and on the continued contributions of such people. Our employees may voluntarily terminate their employment at any time. We can give no assurance that we will be successful in attracting and retaining qualified executives and personnel. The loss of the services of any of these personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on our business, financial condition or results of operations.

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  If third party suppliers and telecommunications providers are unable to meet our needs, we may not have adequate capacity to maintain or grow our business

     We are dependent on third party suppliers for our phone line connections, bandwidth and e-mail. Some of these suppliers are or may become competitors of ours, and such suppliers are not subject to any contractual restrictions upon their ability to compete with us. If these suppliers change their pricing structures, we may be adversely affected. In addition, any failure or delay on the part of our network providers to deliver bandwidth to us or to provide operations, maintenance and other services with respect to such bandwidth in a timely or adequate fashion could adversely affect us. We rely on local telephone companies and other companies to provide data communications capacity via local telecommunications lines. We may experience disruptions or capacity constraints in these telecommunications services and may have no means of replacing these services on a timely basis, or at all.

     We are also dependent on third party suppliers of hardware components. Although we attempt to maintain a minimum of two vendors for each required product, some components used for providing our networking services are currently acquired or available from only one source. A failure by a supplier to deliver quality products on a timely basis, or the inability to develop alternative sources if and as required, could result in delays which could materially adversely affect us. Our remedies against suppliers who fail to deliver products on a timely basis are limited by contractual liability limitations contained in supply agreements and purchase orders and, in many cases, by practical considerations relating to our desire to maintain good relationships with the suppliers. As our suppliers revise and upgrade their equipment technology, we may encounter difficulties in integrating the new technology into our network.

  Our operating results may fluctuate due to seasonal factors

     Use of our services may be subject to seasonal fluctuations, which may cause fluctuations in our revenues and operating results. Some fluctuations may be related to:

          .    it is summertime in Latin America at that time;

          .    many users in our target markets take extended vacations during these months; and

          .    schools and universities are generally closed during this time.

  Challenges of Growth By Acquisitions.

     IFX may depend in part on its ability to identify and acquire additional Internet companies that meet its acquisition criteria. IFX seeks to create a market presence internationally, to gain strength in Internet connectivity and web hosting core service platforms, and to add additional enhanced service capabilities. IFX faces and may continue to face significant competition for appropriate acquisition candidates. IFX may compete with other communications or Internet companies with similar acquisition strategies, many of which may be larger, have greater financial and other resources and be owned or partially-owned by foreign governments. Competition for independent ISPs is based on a number of factors, including price, terms and conditions, size and access to capital, ability to offer cash, stock or other forms of consideration and other matters. IFX can give no assurance that it will be able to identify suitable ISPs or be able to complete any acquisitions of or investments in those targeted ISPs on acceptable terms and conditions.

     Once consummated, these acquisitions will continue to present certain risks, including:

          .    the difficulty of integrating the acquired operations, technology and personnel;

          .    the possible inability of IFX's management to maximize its financial and strategic position by the successful incorporation of acquired technology and products into its service offerings and to maintain uniform standards, controls, procedures and policies;

          .    the possible acquisition of substantial contingent or undisclosed liabilities;

          .    the risks of entering markets in which it has little or no direct prior experience; and

          .    the potential impairment of relationships with employees and customers as a result of changes in management or other business operations.

     IFX may not be successful in overcoming these risks or any other problems encountered in connection with future acquisitions. In addition, future acquisitions could materially adversely affect its operating results as a result of dilutive issuances of equity securities, the incurrence of additional debt or the amortization of

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expenses related to acquired customer bases, goodwill or other intangible assets. Further, IFX's ability to complete transactions with ISPs may require significant additional financial resources.

  Risks Associated With an Internet Business.

     IFX is new to the Internet service provider business and, therefore, lacks operating history and experience in the industry. In addition, IFX's business is vulnerable to risks associated with the Internet business in general, many of which are significant. For example, the laws relating to the regulation and liability of Internet access providers in relation to information carried or disseminated is undergoing a process of development in many countries. Legal decisions, laws, regulations and other activities regarding regulation and content liability may significantly affect the development and profitability of companies offering on-line and Internet access services. Although IFX will implement certain network security measures, such as limiting physical and network access to its routers, the network's infrastructure is potentially vulnerable to computer viruses, break-ins and similar disruptive problems caused by its customers or other Internet users, which could lead to interruptions of, delays in or cessation of service to its customers. Furthermore, inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of IFX's customers and, in turn, could deter potential customers and adversely affect existing customer relationships. IFX relies on local telephone companies and other companies to provide data communications capacity via local telecommunications lines. IFX may experience disruptions or capacity constraints in these telecommunications services and may have no means of replacing these services on a timely basis, or at all.

  Risks Associated with the Free Internet Service Model.

     IFX's new subsidiary, Tutopia.com, Inc., provides free basic-level Internet access in Latin America. The free access model is unproven and a number of other businesses in the United States offering free Internet access have failed. Since Tutopia.com only began offering Internet access in February 2000, we have a limited operating history, which will make it difficult for you to evaluate our performance. In addition, the free Internet access in Latin America could have a material impact on the Company's financials, because paying users may shift to free access.

     These risks are particularly acute in our Tutopia.com business model because, unlike our traditional Internet access fees, we do not have a measurable and predictable revenue stream from user access fees. If we are not able to successfully address these risks, we will not be able to grow our business, compete effectively or achieve profitability. These factors could cause our stock price to fall significantly.

     Because our Tutopia.com subsidiary does not charge our users any fees for our Internet access and e-mail services, we will depend primarily on our ability to generate advertising revenues. Accordingly, if Tutopia.com fails to generate sufficient advertising revenues, we may not be able to support our operations.

     We generate, and intend to generate, revenues from a variety of different arrangements including sales of targeted and untargeted banner advertising, sponsorships and referrals to third party Web-sites. Tutopia.com has limited experience marketing and pricing these types of arrangements, and have limited actual experience with respect to the performance of such arrangements. As such, we do not know if we are appropriately pricing, marketing or structuring these arrangements, or whether we will perform under these arrangements to the satisfaction of the other parties. Tutopia.com's failure to appropriately price, market or structure these arrangements could impact our ability to enter into and perform under these arrangements, or to renew these arrangements on similar or acceptable terms. In addition, the success of some of these arrangements will depend on our ability to effectively target users based on demographic and other information. Tutopia.com may encounter legal, technical, and other limitations on this ability, including problems associated with the accuracy of the information provided by our users, which we do not corroborate. In light of these factors, we cannot assure you that Tutopia.com will be able to attract sufficient advertising revenues to support our operations.

     In addition, competition for Internet-based advertising revenues is intense and the amount of available standard banner advertising space on the Internet is increasing at a significant rate. These factors are causing Internet advertising rates to decline, and it is possible that rates will continue to decline in the future.

     Many of Tutopia.com's advertising competitors have longer operating histories, greater name recognition, larger user bases, significantly greater financial, technical, sales and marketing resources and more established relationships with advertisers than we do. These advantages may allow such competitors to respond more quickly than we can to new or emerging technologies and changes in advertiser requirements. Tutopia.com must also compete with television, radio, cable and print media for a share of advertisers' total

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advertising budgets. Advertisers may be reluctant to devote a significant portion of their advertising budget to Internet advertising if they perceive the Internet to be a limited or ineffective advertising medium.

  Advertising Revenues Will Suffer If We Are Unable To Demonstrate That Our Registered Users Are Actively Using Our Service.

     If Tutopia.com is not able to demonstrate to our advertisers that our registered users are actively using our service, advertisers may choose not to advertise with us and our advertising revenues could be materially and adversely affected. Also, some new users use the Internet only as a novelty and do not become consistent users of Internet services and, therefore, may be less likely to continue using our service.

  Risk of Internet Technology Trends and Evolving Industry Standards.

     IFX's products and services target users of the Internet. The number of Internet users has experienced rapid growth. The market for Internet access and related services is relatively new and characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new product and service introductions. IFX's future success will depend, in part, on its ability to effectively use leading technologies, to continue to develop and improve its technical expertise, to enhance its current services, to develop new products and services that meet changing customer needs, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis. IFX can give no assurance that it will be successful in accomplishing any of these tasks or that such new technologies or enhancements will achieve market acceptance. IFX believes that its ability to compete successfully also depends upon the continued compatibility and interoperability of its services with products and architectures offered by various third party vendors. IFX can give no assurance that it will be able to effectively address the compatibility and interoperability issues raised by technological changes or new industry standards. In addition, IFX can give no assurance that services or technologies developed by others will not render its services or technology uncompetitive or obsolete. If the market for Internet access services fails to develop, develops more slowly than expected, or becomes saturated with competitors, or if the Internet access and services offered by IFX through its ISPs is not broadly accepted, IFX's business, operating results and financial condition will be materially adversely affected.

     In addition, critical issues concerning the commercial use of the Internet remain unresolved and may impact the growth of Internet use, especially in IFX's target business market. Despite growing interest in the many commercial uses of the Internet, many businesses have been deterred from purchasing Internet access services for a number of reasons, including:

          .    inconsistent quality of service;

          .    lack of availability of cost-effective, high-speed options;

          .    a limited number of local access points for corporate users;

          .    inability to integrate business applications on the Internet;

          .    the need to deal with multiple and frequently incompatible vendors;

          .    inadequate protection of the confidentiality of stored data and information moving across the Internet; and

          .    a lack of tools to simplify Internet access and use.

     In particular, numerous published reports have indicated that a perceived lack of security of commercial data, such as credit card numbers, has significantly impeded commercial use of the Internet to date. There can be no assurance that encryption or other technologies will be developed that satisfactorily address these security concerns. Published reports have also indicated that capacity constraints caused by growth in the use of the Internet may, unless resolved, impede further development of the Internet to the extent that users experience delays, transmission errors and other difficulties. The adoption of the Internet for commerce and communications, particularly by those individuals and enterprises which have historically relied upon alternative means of commerce and communication, generally requires the understanding and acceptance of a new way of conducting business and exchanging information. In particular, enterprises that have already invested substantial resources in other means of conducting commerce and exchanging information may be particularly reluctant or slow to adopt a new strategy that may make their existing personnel and infrastructure obsolete. The failure of the market for business-related Internet solutions to continue to develop would adversely impact IFX's business, financial condition and result of operations.


  Ability to Manage its Operations and its Financial Resources.

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     Our rapid growth has placed a strain on its administrative, operational and financial resources and has increased demands on its systems and controls. The Company plans to continue to expand the capacity of existing points-of-presence as customer-driven demand dictates. The Company anticipates that its Internet Service Provider may require continued enhancements to and expansion of its network. The process of consolidating the businesses and implementing the strategic integration of these acquired businesses with its existing business may take a significant amount of time. It may also place additional strain on the Company's resources and could subject it to additional expenses. The Company cannot assure you that it will be able to integrate these companies successfully or in a timely manner. In addition, the Company cannot assure you that its existing operating and financial control systems and infrastructure will be adequate to maintain and effectively monitor future growth.

     The following risks, associated with its growth, could have a material adverse effect on its business, results of operations and financial condition:

          . its inability to continue to upgrade its networking systems or its operating and financial control systems;

          . its inability to recruit and hire necessary personnel or to successfully integrate new personnel into its operations;

          . its inability to successfully integrate the operations of acquired companies or to manage its growth effectively; or;

          . its inability to adequately respond to the emergence of unexpected expansion difficulties.


  Year 2000 Compliance.

     The commonly referred to "Year 2000" problem relates to whether computer systems will properly recognize date sensitive information when the year changes from 1999 to 2000. Systems that do not properly recognize such information will generate wrong data and could fail. IFX has identified two main areas of Year 2000 risk:

     1. Internal computer systems or embedded chips could be disrupted or fail, causing an interruption or decrease in productivity in our operations; and

     2. Computer systems or embedded chips of third parties including, without limitation, financial institutions, suppliers, vendors, landlords, customers, international suppliers of telecommunications services and others, could be disrupted or fail, causing an interruption or decrease in our ability to continue our operations. This risk is particularly acute in Latin America, where many older computer systems are still in use.

     Prior to entering the year 2000, the Company developed plans for implementing, testing and completing any necessary modifications to our key computer systems and equipment with embedded chips to help ensure that they were Year 2000 compliant. The cost of addressing Year 2000 issues has been minor to date, as most of our PC's, laptops, servers, routers and other computer equipment were found to be Year 2000 compliant. In addition, the Company identified and communicated with third-party entities with which we transact significant business, including critical vendors and financial institutions, to determine their Year 2000 status and any probable impact on us. Our inquiries did not reveal any significant Year 2000 noncompliance issues affecting our material third parties.

     Now that we have entered the year 2000, we have tested our key computer systems and equipment and have confirmed that they appear to be Year 2000 compliant. To date, the Company has not experienced any material Year 2000 related disruptions or failures of our systems or services, nor have we been notified of any disruptions or failures in the systems of any of our third parties. There is an ongoing risk that Year 2000 related problems could still occur and we will continue to monitor and evaluate these risks; however, we believe that the Year 2000 problem should not pose any significant operational problems for us.

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                 Risks Related to Our Markets and the Industry

  If the market for commercial use of the Internet does not develop, we may not be able to grow our business

     We expect to generate a significant amount of our revenues by providing Internet services to small and medium sized businesses in Latin America. If the Internet is not widely accepted by small and medium sized business in Latin America, we may be unable to grow our business. Critical issues concerning the commercial use of the Internet remain unresolved and may impact the growth of Internet use, especially in our target markets. Despite growing interest in the many commercial uses of the Internet, many businesses in Latin America have been deterred from purchasing Internet access services for a number of reasons, including:

          .    inconsistent quality of service;

          .    lack of availability of cost-effective, high-speed options;

          .    inability to integrate business applications on the Internet; and

          .    inadequate protection of the confidentiality of stored data and information moving across the Internet.

     In particular, numerous published reports have indicated that a perceived lack of security of commercial data, such as credit card numbers, has significantly impeded commercial use of the Internet to date. There can be no assurance that encryption or other technologies will be developed that satisfactorily address these security concerns. Published reports have also indicated that capacity constraints caused by growth in the use of the Internet may, unless resolved, impede further development of the Internet to the extent that users experience delays, transmission errors and other difficulties. The adoption of the Internet for commerce and communications, particularly by those individuals and enterprises which have historically relied upon alternative means of commerce and communication, generally requires the understanding and acceptance, of a new way of conducting business and exchanging information. In particular, enterprises that have already invested substantial resources in other means of conducting commerce and exchanging information may be particularly reluctant or slow to adopt a new strategy that may make their existing personnel and infrastructure obsolete. The failure of the market for business-related Internet solutions to continue to develop would adversely impact our business, financial condition and results of operations.

     In addition, our business is focused on Latin American markets, where Internet use is relatively low. If the market in Latin America for Internet services for consumers does not develop, we may not be able to increase our revenues. Obstacles to the development of Internet use by consumers in Latin America include the low rates of personal computer ownership and usage, relatively high costs of Internet access (although Tutopia and certain other ISPs, provide free access), high costs of phone lines, lack of a well developed telecommunications infrastructure, difficulty of use or lack of experience in using the Internet and poor or inconsistent quality of service. Our business, financial condition and results of operation will be materially adversely affected if Internet usage in Latin America by consumers does not continue to grow or grows more slowly than we anticipate.

  An underdeveloped telecommunications infrastructure could limit the growth of our Internet operations in Latin America and adversely affect our business

     Access to the Internet requires a relatively advanced telecommunications infrastructure. The telecommunications infrastructure in many parts of Latin America is not as well-developed as in the United States or Europe. The quality and continued development of the telecommunications infrastructure in Latin America will have a substantial impact on our ability to deliver our services and on the market acceptance of the Internet in Latin America in general. If further improvements to the Latin American telecommunications infrastructure are not made, the Internet will not gain broad market acceptance in Latin America. If access to the Internet in Latin America does not continue to grow or grows more slowly than we anticipate, our business, financial condition and results of operations will be materially and adversely affected.

  Our pan-regional approach to content delivery may not be appealing to our users which may have an adverse effect on our ability to attract advertisers

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     Our target markets are made up of a number of diverse regions that differ historically, culturally, economically and politically. We generally use a pan-regional approach to advertisements. Users, however, may prefer content and community features which are specifically created for a local audience using a strictly localized approach over our pan-regional approach. If users do not find the pan-regional content on our network appealing, they may decrease in number and advertisers will find our network an unattractive medium on which to advertise.

  Currency fluctuations and exchange control regulations in Latin America may adversely affect our revenues

     Our reporting currency is the U.S. dollar. In most cases, however, customers in Latin America are billed in local currencies. In addition, the majority of our assets are located in Latin America. We anticipate that a significant percentage of our future revenues and operating expenses will continue to be generated from operations in Latin America. Consequently, a substantial portion of our revenues, operating expenses, assets and liabilities will be subject to significant foreign currency and exchange risks. Obligations of customers and of us in foreign currencies will be subject to unpredictable and indeterminate fluctuations in the event that such currencies change in value relative to the U.S. dollar. Furthermore, we and those customers may be subject to exchange control regulations which might restrict or prohibit the conversion of such currencies into U.S. dollars. Although we have not entered into hedging transactions to limit our foreign currency risks, as a result of the increase in our foreign operations, we may implement such practices in the future. The occurrence of any of these factors may materially adversely affect our business, results of operations or financial condition.

  High cost of Internet use may limit the growth of the Internet and slow our growth

     Unlike most telecommunications companies in the United States, telecommunications companies in Latin America generally do not provide customers with unlimited local telephone service for a fixed fee. Instead, fees are charged based on the length of time that customers use telephone lines. In addition, rates for use of local telephone services could increase. Because customers are charged based on time, and especially if rates increase, subscribers may be deterred from using the Internet or may reduce their use of the Internet which could cause us to lose subscription and advertising revenues.

  Economic, social and political conditions in Latin America may cause volatility in our operations

     We have derived and expect to continue to derive substantially all of our revenues from the Latin American markets. Economic, social and political conditions in some Latin American countries are volatile and may cause our operations to fluctuate. We may not be able to sustain our expected growth in light of this volatility, which could have an adverse affect on our stock price. Volatility in Latin America has been caused by:

          . significant governmental influence over many aspects of economies;

          .    high rates of interest, unemployment and inflation;

          .    currency fluctuations;

          .    political instability;

          .    unexpected changes in regulatory requirements;

          .    social unrest;

          .    slow or negative growth in local economies;

          . imposition of trade barriers between countries in Latin America between Latin America and non-Latin American countries; and

          .    wage and price controls.


                           Legal and Regulatory Risks

  We face potentially burdensome government regulations and legal uncertainties affecting the Internet which could adversely affect our business

     Because we have employees, property and business operations in the United States and throughout Latin America we are subject to the laws and court systems of many jurisdictions. The laws applicable to Internet access providers in many of these jurisdictions are undergoing significant development. These laws cover issues such as content, user pricing, privacy, libel, intellectual property protection and infringement, and technology export and other controls and could significantly affect the development and profitability of

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our services. These laws could require us to incur costs to comply with them or to incur new liability. We may face increased international litigation, which is often expensive, time consuming and distracting. In addition, changes in the regulatory environment relating to the Internet connectivity market, including regulatory changes which directly or indirectly affect telecommunications costs or increase the likelihood or scope of competition from telecommunications companies, could affect our pricing. For example, many of the vendors from whom we purchase telecommunications bandwidth, including the local phone companies, competitive local exchange carriers and other local exchange carriers, currently are subject to tariff controls and other price constraints which in the future may change. In addition, we are subject to the effects of other potential regulatory actions which, if taken, could increase the cost of our telecommunications bandwidth through, for example, the imposition of access charges. The laws or administrative practice relating to telecommunications, taxation, foreign exchange or other matters of countries within which we may operate may change in a manner adverse to our business. Also, we may not able to obtain the permits and operating licenses required to conduct business and offer Internet services in Latin American markets. Any of the foregoing developments could materially adversely affect our business, results of operations and financial condition.

  Our brand names are difficult to protect and may infringe on the intellectual property rights of third parties

     We are aware of other companies claiming to have rights to use our Unete brand name. In particular, one company has notified us that it believes our use of the Unete name infringes upon its trademark. The users of these or similar marks may be found to have senior rights if they were ever to assert a claim against us for trademark infringement. If a lawsuit is instituted against us, it could result in substantial litigation expenses and we may be forced to cease using the mark and to pay damages.


                           Risks Related to our Stock

  The market price of our common stock, like the market prices of stock of other Internet and technology companies, may fluctuate widely and rapidly.

     Our common stock has experienced and may be subject to significant price fluctuations in response to a variety of factors, including quarterly variations in operating results, public announcements of acquisitions, strategic alliances and joint ventures, general conditions in the Internet industry, and general economic and market conditions in the markets in which we operate.

     In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies, particularly Internet companies, and that often have been unrelated to the operating performance of such companies. As a result, investors in our common stock may experience a decrease in the value of their common stock regardless of our operating performance or prospects.

  If our stock price is volatile, we may become subject to securities litigation which is expensive and could result in a diversion of resources.

     In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Many companies in our industry have been subject to this type of litigation in the past. We may also become involved in this type of litigation. Litigation is often expensive and diverts management's attention and resources, which could have a material adverse effect upon our business, financial condition and results of operations.

  Our charter documents and Delaware law may inhibit a takeover that stockholders may consider favorable

     Provisions in our charter and bylaws may have the effect of delaying or preventing a change of control or changes in our management that stockholders consider favorable or beneficial. If a change of control or change in management is delayed or prevented, the market price of our common stock could suffer.

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  There is a risk of substantial future dilution as a result of our obligation to issue additional shares in the future

     In November 1999, we entered into an agreement with International Technology Investments, LC ("International Technology") to provide Internet services and to make investments in existing ISPs and related businesses, primarily in Latin America and other international markets. In connection with the agreement, we granted to International Technology an option to purchase up to 5,500,000 shares of our common stock for $2.00 per share. As of the date of this filing, International Technology had exercised all of this options for shares of common stock, and currently owns approximately 46% of our outstanding common stock. The interests of our stockholders, including those investors purchasing shares of our common stock being registered hereunder, could be substantially diluted by the exercise of this purchase option.

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